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Andrew M. O'Shea
Chief Financial Officer
(860) 298-0444
or

Barbara J. Cano
Adam Friedman Associates
(212) 981-2529 ext. 22

Andersen Group Considers Rights Offering

New York, June 6, 2003 - Andersen Group, Inc. (NASDAQ: ANDR) announced today that it has been advised by its affiliate Moscow Broadband Communication ("MBC") that the pending Rights Offering for MBC shareholders to purchase additional MBC shares has been cancelled.

On May 28, 2003, Andersen announced that it has reached an agreement with COMCOR to acquire ComCor-TV.  The terms of Andersen's agreement with COMCOR are more fully described in the press release issued on that day.  As part of its agreement with ComCor-TV to complete the acquisition, Andersen agreed  to use its commercially reasonable best efforts to make a Rights Offering of Andersen common stock to its shareholders, including new shareholders resulting from the Andersen/MBC share exchange pursuant to which holders of MBC will receive Andersen common stock, following the closing of the ComCor-TV transaction.  Andersen agreed that the Rights Offering would be in an amount of at least $1,500,000 and be made as early as September or October 2003, but no later than August 31, 2004.  The Andersen Board will consider the terms of any rights offering in light of market conditions and other matters at the time and the best interests of Andersen shareholders.  However, there can be no assurance that the Andersen Board will make the rights offering or that if it does, it will be on the terms or in the time period described above.

About Andersen Group

Andersen Group is publicly traded on the NASDAQ under the symbol "ANDR". Andersen Group has an indirect interest in CCTV, a Russian company that has licenses to provide telecommunication services to 1.5 million homes and businesses in Moscow.  CCTV is using its exclusive access to COMCOR's MFON to provide broadband services including cable television and high-speed Internet access to residential and business customers, with plans to add additional services, including IP-based telephony.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains "forward-looking statements", as the phrase is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements relate to Andersen Group's acquisition agreements with each of COMCOR and MBC shareholders, as well as Andersen Group's and CCTV's development, including CCTV's ability to attract new subscribers, its ability to continue to expand its network, and its ability to achieve profitability, and are based on management's best assessment of Andersen Group's and CCTV's strategic and financial position and of future market conditions and trends. These discussions involve risks and uncertainties, and the actual outcome may differ materially from these statements. Certain factors that could cause actual results to differ materially from those discussed in any forward-looking statements include the satisfaction or waiver of all the necessary conditions precedent to closing the transactions with each of COMCOR and MBC shareholders, the risks described in Andersen Group's Annual Report on Form 10-K for the year ended February 28, 2003 and other public filings made by Andersen Group with the Securities and Exchange Commission, which descriptions are incorporated herein by reference. Andersen Group disclaims any obligation to update developments of these risks or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments

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